Insider Trading Policy
as approved by the Audit Committee
and the Board of Directors
on August 28, 2017

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Policies and Procedures for Trading in Securities of
Despegar.com, Corp. by Directors, Executive
Officers and Access Employees
General
These policies and procedures (this “Policy”) govern trading activity in securities of Despegar.com,
Corp. (the “Company” or “Despegar”) by directors, executive officers and certain other employees holding positions or identified on Appendix 1 hereto (such other employees, “Access
Employees”). This Policy also applies to the immediate family members of the Company’s directors, executive officers and Access Employees. Immediate family members include spouses, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in- law, brothers and sisters-in-law and anyone (other than tenants and domestic employees) who shares such person's home. Directors, executive officers and Access Employees must comply with this Policy and must make sure that their immediate family members also comply with this Policy.
Reference is made to the section entitled “Insider Trading” (the “Insider Trading Section”) in the
Company’s Code of Conduct (the “Code”), which sets forth the Company’s prohibitions against trading while aware of, or tipping, material, non-public information. This policy is meant to supplement, and not replace, the Insider Trading Section of the Code and sets forth additional requirements for directors, executive officers and Access Employees.
If there is any question about whether someone is subject to this Policy, contact the Company’s General
Counsel.
The SEC defines purchases and sales to include an extensive list of transactions beyond simple open-market transactions to buy or sell the Company’s securities. Also included, for example, are the granting of options in the Company’s securities as well as the acquisition of or disposition of interests in the Company’s securities through various company benefit plans. Dispositions of securities include the sale of these securities as well as gift transfers. This Policy, therefore, relates to all transactions involving any securities of the Company, whether or not the transaction is a purchase or sale in the usual sense, and whether or not the security is ordinary shares, preferred shares or another security, such as an option.
Trading windows
There are four “windows” of time in each fiscal year during which directors, executive officers and Access Employees may engage in transactions involving securities of the Company.
•A window period begins with the second trading day on the New York Stock Exchange after the day on which the Company makes a public news release of its quarterly earnings for the prior fiscal quarter.
•That same trading window closes two weeks prior to the end of the then current fiscal quarter. After the close of the window period, directors, executive officers and Access
Employees may not purchase, sell, gift or otherwise acquire, transfer or dispose of any of the Company’s securities.
The prohibitions against trading while aware of, or tipping, material, non-public information and short-term trading (see the Insider Trading Section of the Code) apply even during a trading window. For example, if the director, executive officer or Access Employee is aware that a material acquisition or divestiture is pending or that a forthcoming publication in the financial press may affect the relevant securities market, he or she may not trade in the Company’s securities even if the trading window is open. The Company also may determine to close regular window periods if

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any such event occurs; in these cases, the directors, executive officers and Access Employees will receive a notification from the General Counsel or his or her designee. Closing of a regular window period should be considered to be confidential information and may not be shared with anyone, other than one’s legal and financial advisers or to the extent necessary to notify others of their obligations under this Policy.

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Pre-approval
Directors, executive officers and Access Employees are required to notify the General Counsel or his or her designee with respect to each proposed transaction in accordance with the approval process described below before the transaction is consummated.
•The sole exception to this requirement is if the transaction is pursuant to a pre-existing written plan or arrangement complying with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and approved in advance by the General Counsel.
•Approval for trades and gifts of securities of the Company will generally be granted, only during a window period, and an approved transaction may only be performed before the end of the second full business day after any such grant or approval during the window period in which the approval was granted.
This policy shall apply during the period when a person is a director, an executive officer or an Access Employee and for the first three months after the person is no longer a director or executive officer.
•It is therefore the responsibility of each director, executive officer and Access Employee and each former director and executive officer, during his or her employment and for a period of three months after leaving a position as director or executive officer, to submit notification to the
General Counsel or his or her designee at least one week in advance of any proposed transaction by the director, executive officer, Access Employee or by any of the other persons identified above.
•Such notice, which shall be accomplished by submission of the information contained in the written
Transaction Questionnaire attached hereto as Exhibit A, shall describe fully the details of the proposed transaction, including the nature of the transaction, the number of shares and the parties involved.
•Before the transaction is actually consummated, there shall be confirmation from the General
Counsel or his or her designee that the transaction is approved.
•The General Counsel shall respond before the end of the second full business day after the receipt of the notice.
•The General Counsel may revoke any approval previously granted if she or he subsequently determines that a director, executive officer or Access Employee is in possession of material non-
public information about the Company or such transaction would result in a violation of law.
•If the transaction is not approved or approval for such transaction has been revoked, then the proposed transaction may not be conducted.
•Directors, executive officers and Access Employees shall promptly (and, in any event, by the close of the business day after the day during which the transaction occurred) notify the General Counsel of any trading of the Company’s securities.
In the case of trading by the General Counsel, the Chief Executive Officer or his or her designee will be responsible for approving, or revoking the approval, of each transaction.
Annual certification
All directors, executive officers and Access Employees must certify on the form attached hereto as Exhibit B initially and annually thereafter that they have read and understand this Policy and that they recognize that they are subject to the provisions of this Policy.